Exhibit 10.9

EXECUTION COPY

*** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]” in this exhibit. ***

AMENDMENT NO. 1

TO

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Exclusive License and Collaboration Agreement dated as of June 30, 2022 (the “Agreement”) is entered into as of August 1, 2025 (the “Amendment Effective Date”), by and among Orchestra Biomed, Inc., a Delaware corporation (“Orchestra”), BackBeat Medical, LLC, a Delaware limited liability company and wholly-owned subsidiary of Orchestra (“BackBeat”), and Medtronic, Inc., a Minnesota corporation (“Medtronic”).  Orchestra and Medtronic are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into the Agreement to integrate the Backbeat CNT Algorithms (also known as Atrioventricular Interval Modulation therapy or AVIM therapy) into Medtronic’s transvenous Pacing System for the treatment of hypertension;

WHEREAS, the Parties now desire to amend the Agreement to provide Medtronic with the option to integrate Backbeat CNT Algorithms into a leadless dual chamber Pacing System (the “Leadless Product”) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that the above Recitals are incorporated as material provisions of this Amendment, and Orchestra and Medtronic hereby further agree as follows:

ARTICLE 1

Definitions

In this Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement, in the Recitals to this Amendment, or the body of this Amendment, or as set forth below:

1.1	“Cap” has the meaning set forth in Section 2.2(b).

1.2	“Clinical Leadless Device” has the meaning set forth in Section 2.3(a).

1.3	“Leadless Device Plan” has the meaning set forth in Section 2.2(a).

1.4	“Leadless Election” has the meaning set forth in Section 2.2(a).

1.5	“Leadless Regulatory Plan” has the meaning set forth in Section 2.4.

1.6	“Leadless Product” has the meaning set forth in the Recitals.

ARTICLE 2

Amendments to the Agreement

2.1Revised Definitions. The following definitions of the Agreement shall, upon the Leadless Election, hereby be amended, restated and replaced in their respective entireties as follows:

“1.11 [***]

1.23 “Commercial Device Plan” has the meaning set forth in Section 5.2(a) of the Agreement and includes, upon Medtronic  making the Leadless Election pursuant to Section 2.2 of this Amendment, the Leadless Device Plan.

1.45 “Integration IP” means Collaboration IP that is primarily related to the integration of BackBeat CNT Algorithms with the Device or, upon Medtronic making the Leadless Election pursuant to  Section 2.2 of this Amendment, with the Leadless Product.

1.68 “Pacing System” means the hardware, firmware or software of a pacing system, including implantable cardiac pacemaker (leadless or transvenous), external programmer and remote patient monitor, delivery system and all features and components thereof, other than in each case BackBeat CNT Algorithms that when integrated with a Pacing System comprise a Product.

1.80 “Product” means any Pacing System incorporating or integrating BackBeat CNT Algorithms into the programming software and firmware, including the Leadless Product.”

2.2Leadless Election, Obligations and Effects.

(a)Leadless Election. Following Medtronic’s receipt of Regulatory Approval from the FDA necessary for the commercialization of a transvenous Product in the United States, Medtronic shall have the option, but not the obligation, to elect to develop  and commercialize  the Leadless Product, pursuant to a preliminary plan and budget initially as set forth on Exhibit A hereto and as may be updated per Section 2.2(b) below (the “Leadless Device Plan”), and the terms and conditions of this Amendment (the “Leadless Election”); provided that (i) the Leadless Election shall be made no later than one hundred and eighty (180) days after the receipt of the aforementioned Regulatory Approval, and (ii) Medtronic shall only have the right to make the Leadless Election if, at the time of such election, it is in material compliance with its material obligations under the Agreement and that certain Loan Agreement by and between the Parties dated of even date herewith.

(b)Orchestra Obligation for Leadless Device Plan.  Upon determination by Medtronic to make a Leadless Election, Medtronic shall notify the JSC in writing and shall submit to the JSC an updated Leadless Device Plan. Notwithstanding Section 4.3(b) of the Agreement, the updated Leadless Device Plan shall be subject to review and discussion by the JSC for a period of up to ninety (90) days following Medtronic’s submission of the foregoing notice to the JSC but shall not be subject to approval by the JSC. Orchestra shall, and does hereby agree, that Orchestra shall be obligated to reimburse Medtronic in an amount not to exceed [***] (the “Cap”) for its documented actual expenses as incurred in its conduct of the scope of work defined in the Leadless Device Plan or such other expenses as approved in writing and assigned to the Cap by the JSC. Orchestra shall reimburse Medtronic for such documented actual expenses in accordance with the budget included in the Leadless Device Plan, as incurred in connection with the Leadless Device Plan, and in accordance with the payment terms as defined in the Commercial Device Plan.

(c)Related Development Activities Prior to Leadless Election. It is understood that Orchestra and Medtronic may, with the prior written approval of the JSC, conduct certain development activities in support of the Leadless Device Plan prior to the Leadless Election in accordance with a written budget and development timeline approved in writing by the JSC (“Prior Leadless Development”). Expenses incurred directly by Orchestra or incurred by Medtronic and reimbursed by Orchestra related to Prior Leadless Development shall be documented and included in the calculation of the Cap. The JSC may also approve in writing and assign other development activities that are carried out at Orchestra’s expense to the Cap.

(d)Effect of Leadless Election.

(i)Upon a Leadless Election by Medtronic, the Leadless Product shall be treated as a “Product” under the Agreement, and the provisions of the Agreement that are applicable to the Product thereunder shall, subject to Section 2.5(c), apply mutatis mutandis to the Leadless Product, unless otherwise specified in this Amendment.

(ii)In addition, the Leadless Device Plan shall be an addendum to, and incorporated into, the Commercial Device Plan, and the provisions of the Agreement that are applicable to the Commercial Device Plan shall apply, subject to Section 2.5(c), mutatis mutandis to the Leadless Device Plan, unless otherwise specified herein.

(iii)Notwithstanding anything to the contrary herein, in no event shall a Leadless Election diminish Medtronic’s obligations with respect to a transvenous Product pursuant to the Agreement.

2.3	Revised Development Provisions for Leadless Product.

(a)Clinical Development of Leadless Product. As of the Amendment Effective Date, the Parties cannot determine whether development of a clinical device version of the Leadless Product (“Clinical Leadless Device”) will be required in order to obtain any Regulatory Approvals for the Leadless Product. However, if Medtronic determines that a Clinical Leadless Device is required, Medtronic will include such  Device Integration in the Leadless Device Plan submitted to the JSC, and Orchestra shall reimburse for any such costs subject to the Cap, as specified in Section 2.2(b) hereof. In addition, Orchestra will provide the development support set forth in Section 5.1(b)  of the Agreement for any such integration, as applicable, if needed.

(b)Commercial Development of Leadless Product. In the event of a  Leadless Election pursuant to Section 2.2(a) hereof, Medtronic shall perform the development work to integrate and qualify the Leadless Product for commercial sale in accordance with the Leadless Device Plan. For clarity, and in accordance with Section 5.2(b) of the Agreement, Orchestra will provide Medtronic with implementation support for such commercial development work for the Leadless Product as needed.  In addition, the Parties shall use Commercially Reasonable Efforts to complete such commercial development work for the Leadless Product based upon the Leadless Device Plan.

2.4Regulatory Activities for the Leadless Product. Notwithstanding Section 6.1 of the Agreement, a Leadless Product regulatory plan shall be included in the updated Leadless Device Plan submitted to the JSC in connection with a Leadless Election (“Leadless Regulatory Plan”). Such Leadless Regulatory Plan shall specify the countries that are in scope for Regulatory Approval of the Leadless Product. It is the intention of the Parties to seek Regulatory Approval and to use Commercially Reasonable Efforts to engage in each Party’s respective Regulatory Activities in support of obtaining such Regulatory Approvals, in the applicable countries and/or Country Group(s), as applicable, as described in the Leadless Regulatory Plan. For the avoidance of doubt, Sections 6.2 through Section 6.4 of the Agreement shall continue to apply to the Leadless Product and the Leadless Regulatory Plan, as applicable.

2.5Commercialization of the Leadless Product.

(a)Commercialization Conditions and Obligations. Medtronic’s obligations to commercialize the Leadless Product shall be conditioned upon making the Leadless Election as provided in Section 2.2 hereof, and receipt of the Regulatory Approvals for the Leadless Product as set forth in Leadless Regulatory Plan.  Subject to the foregoing, during the Term, Medtronic shall have the exclusive right, and shall use its Commercially Reasonable Efforts, to market, promote, sell, offer for sale, and otherwise commercialize the Leadless Product in the applicable Territories in the Primary Field of Use in accordance with the Leadless Device Plan which will be incorporated into the Commercialization Plan, at its sole cost and expense, in accordance with the actions set forth in Section 7.1(a)-(j) of the Agreement, and pursuant to  Sections 7.2, 7.3 and 7.5 of the Agreement.

(b)Sales Target Thresholds.  For purposes of the sales target thresholds set forth in  Section 7.4 (i) and Section 7.4(ii) of the Agreement, the Parties hereby agree that Medtronic shall be permitted to aggregate actual sales of transvenous Products and  Leadless Products for purposes of determining whether the aforementioned thresholds are met, as applicable.

(c)US Launch Failure of the Leadless Product Not Applicable.  The Parties hereby agree that no aspect of Section 7.6 of the Agreement shall apply to the Leadless Product.

(d)Revenue Sharing for Transvenous Product and Leadless Product. The Parties hereby agree that the Revenue Share Amount shall be calculated separately for each of the Leadless Product and the transvenous Product.  The Revenue Share Amount for the Leadless Product shall be the greater of (i) the Per Device Minimum per unit of Product sold in the applicable Country Group in the Territory, provided that such amount shall not be subject to Section 8.6 of the Agreement, (ii) [***], as calculated in the applicable Fiscal Quarter, in the applicable country in the Territory, subject to Section 8.5 of the Agreement with respect to calculation of the [***], or (iii) [***]. [***], the Revenue Share Amount for the Leadless Product shall be calculated solely with reference to (i) and (ii) of this Section 2.5(d), and all applicable provisions of the Agreement. [***].

2.6No Technical Infeasibility Termination.  The Parties hereby agree that, notwithstanding Section 17.2(e) of the Agreement, neither Party shall have the right to terminate the Agreement based on the basis of Technical Infeasibility of the Leadless Product.

ARTICLE 3

Other Agreements

3.1No Breach for Certain Withholding of Revenue Share. Contemporaneously herewith, Medtronic and Orchestra are executing a Loan Agreement and Second Secured Promissory Note which provide that Medtronic has the right, in the event that Medtronic does not timely receive certain Revenue Share Credit (as defined therein) payments from Orchestra to offset against future payments that may be owed by Medtronic to Orchestra or its Affiliates. If, under such circumstances, Medtronic withholds Revenue Share payments no greater than an amount offsetting such outstanding Revenue Share Credit payments, such withholding shall not be considered a breach of the Agreement. This Section 3.1 shall not be construed to amend, affect or modify the Loan Agreement and Second Secured Promissory Note in any way.

3.2Affirmation of Agreement. Except as modified by this Amendment, the Parties hereby ratify the Agreement and agree that the Agreement shall remain unchanged and shall continue in full force and effect. In the event there is any conflict between the terms of the Agreement and the terms set forth in this Amendment, the terms specifically set out in this Amendment shall control.

3.3Multiple Agreements.  Notwithstanding the fact that this Amendment is one of a series of agreements entered into the Parties on the date hereof, the Parties acknowledge and agree that the entry into this Amendment, and the performance hereunder, is not an inducement to enter into any other of such agreements, and that the entry into any other such agreements, or the performance thereunder, is not an inducement to enter into this Amendment.

3.4Miscellaneous. This Amendment contains the entire understanding between the Parties with respect to the matters being amended as contained herein. This Amendment may not be changed or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or modification is sought. Each of the Parties shall deliver to the other any further instruments or documents which may be reasonably required to establish to the satisfaction of the other party that it has agreed to be bound by and become liable under the terms and conditions of the Agreement and this Amendment.

3.5Counterparts. This Agreement may be executed by any party by PDF file signature, and on one or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, all of which together shall constitute but one and the same instrument.

[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Exclusive License and Collaboration Agreement as of the Amendment Effective Date.

ORCHESTRA BIOMED, INC.
By:	/s/ David Hochman
Name:	David Hochman
Title:	Chief Executive Officer

BACKBEAT MEDICAL, LLC
By:	/s/ David Hochman
Name:	David Hochman
Title:	Chief Executive Officer

MEDTRONIC, INC.
By:	/s/ Chris Eso
Name:	Chris Eso
Title:	VP, Corporate Development & Ventures

Exhibit A

Preliminary Leadless Device Plan

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